FOR IMMEDIATE RELEASE	Company Contact
Investors: Jim Zeumer
(404) 978-6434
Email: jim.zeumer@pultegroup.com

PULTEGROUP, INC. ANNOUNCES $1.5 BILLION INCREASE TO
SHARE REPURCHASE AUTHORIZATION

ATLANTA – January 30, 2024 – PulteGroup, Inc. (NYSE: PHM) announced today that its Board of Directors has approved a $1.5 billion increase to the Company’s share repurchase authorization. This increase brings the Company’s total share repurchase authorization to $1.8 billion.

“Given the record earnings of $11.72 per share and cash flows from operations of $2.2 billion which PulteGroup delivered in fiscal 2023, we are confident in increasing our share repurchase authorization by $1.5 billion,” said Ryan Marshall, PulteGroup President and CEO. “This latest authorization reflects our expectation for continued strong cash flow from operations and our longstanding commitment to returning excess funds to our shareholders.”

Over the past decade, PulteGroup has returned over $7.0 billion to its shareholders through the payment of dividends and share repurchases. The Company has repurchased almost half of the 2013 shares outstanding since initiating the program over a decade ago.

About PulteGroup
PulteGroup, Inc. (NYSE: PHM), based in Atlanta, Georgia, is one of America’s largest homebuilding companies with operations in more than 40 markets throughout the country. Through its brand portfolio that includes Centex, Pulte Homes, Del Webb, DiVosta Homes, American West and John Wieland Homes and Neighborhoods, the company is one of the industry’s most versatile homebuilders able to meet the needs of multiple buyer groups and respond to changing consumer demand. PulteGroup’s purpose is building incredible places where people can live their dreams.

For more information about PulteGroup, Inc. and PulteGroup’s brands, go to pultegroup.com; www.pulte.com; www.centex.com; www.delwebb.com; www.divosta.com; www.jwhomes.com; and www.americanwesthomes.com. Follow PulteGroup, Inc. on Twitter: @PulteGroupNews.

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